EXHIBIT 99(b)
                          PRESS RELEASE
FOR IMMEDIATE RELEASE
TUESDAY
AUGUST 29, 1995
CONTACT PERSON:               STACY DUCKETT, VICE PRESIDENT
                              CORPORATE COMMUNICATIONS
                              (501) 688-8229

        TCBY INTERNATIONAL LICENSES DEVELOPMENT IN BRAZIL

LITTLE ROCK, AR - TUESDAY (AUGUST 29, 1995) - TCBY ENTERPRISES, INC., (NYSE:TBY) today announced that TCBY International has awarded local development rights for "TCBY"(Registered) stores and products in Brazil to Mr. Jose R. Peixoto.

Mr.  Peixoto's  licensing   agreement  calls  for   the  opening  of   40
"TCBY"(Registered) frozen yogurt  stores in Brazil  during the next  five years. In addition, he will implement wholesale distribution of TCBY hard-pack and novelty frozen yogurt product lines in supermarkets and
other foodservice outlets.   The  first TCBY  stores and  kiosks will  be
opened in the city of Sao Paulo in time for the Brazilian summer. Ini tial growth is planned throughout the state of Sao Paulo, followed by the state of Rio de Janeiro and then southern Brazil.

Mr. Peixoto began his career with IBM and then started one of Brazil's first cable television companies. In addition to TCBY, he is the master franchisor for Subway in Brazil.

"The Brazilian economy has been expanding rapidly since the major economic reform in July 1994," said Hartsell Wingfield, President of TCBY International. "With this growth in the economy, franchising in Brazil has been expanding dramatically and TCBY is excited about introducing its products with our successful partner," he said.

Brazil is the fifth largest country in the world and the sixth most populous. It is larger than the continental United States and makes up half the land area of South America. The 158 million population is concentrated primarily in the country's southern area.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, novelty products and custom foodservice vehicles, and markets foodservice equipment. The Company is the largest franchisor, licensor and operator of frozen yogurt stores in the world.
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